R E P O R T O F C O N D I T I O N

WILMINGTON TRUST, NATIONAL ASSOCIATION

As of the close of business on December 31, 2016

ASSETS     Thousands of Dollars
Cash and balances due from depository institutions:          2,905,740
Securities:                                        239,561
Federal funds sold and securities purchased under agreement to resell:                205,400
Loans and leases held for sale:                                  0
Loans and leases net of unearned income, allowance:                        282,885
Premises and fixed assets:                                     5,348
Other real estate owned:                                     340
Investments in unconsolidated subsidiaries and associated companies:                 0
Direct and indirect investments in real estate ventures:     0
Intangible assets:                                     66
Other assets:                                         45,982
Total Assets:                                     3,685,322

LIABILITIES                              Thousands of Dollars
Deposits                                         3,153,814
Federal funds purchased and securities sold under agreements to repurchase             0
Other borrowed money:                                      0
Other Liabilities:                                     35,183
Total Liabilities                                     3,188,997

EQUITY CAPITAL                              Thousands of Dollars
Common Stock                                        1,000
Surplus                                         392,714
Retained Earnings                                 103,111
Accumulated other comprehensive income                            (500)
Total Equity Capital                             496,325
Total Liabilities and Equity Capital                         3,685,322